Exhibit 3(a)

                     Amendment to Articles of Incorporation


The first paragraph of Article 5th of the Company's Articles of Incorporation has been amended in its entirety to read as follows:

        "5th. The aggregate number of shares of capital stock which the Company shall have authority to issue is 7,825,000 shares divided into 325,000 shares of Preferred Stock of the par value of $1 per share (the "Preferred Shares"), and 7,500,000 shares of Common Stock of the par value of $1 per share (the "Common Shares")."